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Exhibit (a)(1)

        OFFER TO PURCHASE

Assertio Therapeutics, Inc.

Offer to Purchase for Cash Any and All of Its
2.50% Senior Convertible Notes due 2021 (CUSIP Number 249908AA2)
5.00% Senior Convertible Notes due 2024 (CUSIP Number 04545LAA5)

THE OFFERS (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 7, 2020 UNLESS THE OFFERS ARE EXTENDED BY ASSERTIO THERAPEUTICS, INC., IN ITS SOLE DISCRETION (SUCH TIME, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). HOLDERS OF EACH SERIES OF NOTES WHO DESIRE TO PARTICIPATE IN THE OFFERS MUST VALIDLY TENDER THEIR NOTES (AS DEFINED BELOW) ON OR PRIOR TO THE EXPIRATION TIME. TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

        Assertio Therapeutics, Inc. is a Delaware corporation. Unless otherwise expressly stated or the context otherwise requires, in this offer to purchase (as it may be amended or supplemented, the "Offer to Purchase"), "we," "us," "our" and the "Company" refer to Assertio Therapeutics, Inc.

        We are offering (each an "Offer" and, collectively, the "Offers") to purchase for cash, upon the terms and subject to the conditions described in this Offer to Purchase any and all of our 2.50% Senior Convertible Notes due 2021 (the "2021 Notes") and any and all of our 5.00% Senior Convertible Notes due 2024 (the "2024 Notes" and, together with the 2021 Notes the "Notes" and each a "Series" of Notes) from each registered holder of the applicable Series of Notes (each a "Holder" and, collectively, the "Holders").

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Outstanding	Purchase Prices per $1,000 Principal Amount of Notes(1)
249908AA2	Assertio Therapeutics, Inc.	2.50% Senior Convertible Notes due 2021	$42,465,000	$995
04545LAA5	Assertio Therapeutics, Inc. (f/k/a Depomed, Inc.)	5.00% Senior Convertible Notes due 2024	$34,522,000	$995

(1)
Plus accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined below) for the Notes purchased pursuant to the Offers.

        We will pay the purchase prices per $1,000 principal amount set forth in the table above (collectively, the "Purchase Price"), plus accrued and unpaid interest on each Series of Notes up to, but not including, the Payment Date (as defined below), for any Notes we purchase from Holders pursuant to the Offer in same-day funds on the Payment Date, which is expected to be promptly following the Expiration Time (the "Payment Date"). The Offers will expire at 11:59 p.m., New York City time, on April 7, 2020, unless the Offers are extended by us in our sole discretion.

        The Offers are conditioned on satisfaction of the general conditions described in "The Offers—Conditions of the Offers; Extension; Amendment; Termination." The Offers are not conditioned on a minimum principal amount of any Notes being tendered. The Offers are not subject to a financing condition.

        If a Holder desires to tender Notes pursuant to the Offers, such Holder may do so through The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP"), or by following the instructions that appear in this Offer to Purchase. There is no letter of transmittal for the Offers.

        Any questions or requests for assistance may be directed to SunTrust Robinson Humphrey Inc., which is acting as dealer manager for the Offers (in such capacity, the "Dealer Manager"), or the Global Bondholder Services Corporation, which is acting as the information agent and the tender agent for the Offers (in such capacities, as the case may be, the "Information Agent," the "Tender Agent" or the "Information and Tender Agent"), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase may be directed to the Information and Tender Agent. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        Our common stock is listed on The Nasdaq Stock Market LLC ("Nasdaq") under the symbol "ASRT." On March 10, 2020, the closing price of our common stock on Nasdaq was $0.74 per share.

        Neither we nor our affiliates, the Dealer Manager, the Information and Tender Agent, or any of their respective affiliates, make any recommendation as to whether or not Holders should tender all or any portion of their Notes pursuant to the Offers and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the amount of their Notes to tender.

        Holders should carefully review the information set forth in this Offer to Purchase including "Certain Significant Consequences," before making a decision with respect to the Offers.

        The Offers have not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), nor has the SEC passed upon the fairness or merits of the Offers or upon the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offers is:

SunTrust Robinson Humphrey, Inc.

March 11, 2020

 IMPORTANT INFORMATION

        The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company ("DTC"), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in the accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        A beneficial owner whose Notes are held by a nominee ("Nominee") and who desires to tender such Notes in the Offers must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner's behalf. Accordingly, beneficial owners wishing to participate in the Offers should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. The deadlines set by any such Nominee or intermediary and DTC for the Offers will be earlier than the relevant deadlines specified in this Offer to Purchase. See "The Offers—Procedure for Tendering Notes."

        DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Information and Tender Agent must receive, at or prior to the Expiration Time:

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  a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

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  an Agent's Message (as defined herein) through the automated tender offer program ("ATOP") of DTC.

        There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Offers and there is no letter of transmittal for the Offers. For more information regarding the procedures for tendering your Notes, see "The Offers—Procedure for Tendering Notes."

        A tender of notes under the procedures described in this Offer to Purchase constitutes acceptance of the terms and conditions of the offers. See "The Offers—Conditions of the Offers." In addition, by tendering notes, the holder is deemed to make certain representations, warranties and undertakings to the Company, Dealer Manager and Information and Tender Agent. See "The Offers—Representations, Warranties and Undertakings."

        You should read this Offer to Purchase, including the documents incorporated by reference herein, carefully before making a decision to tender your Notes.

        THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. If we become aware of any valid state statute prohibiting the making of the Offers or the acceptance of the Notes (and from which we do not have an exemption), we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offers. If, after a good faith effort, we cannot comply with such state statute, we will not make the Offers to, nor will we accept tenders from or on behalf of, the Holders of Notes in that state.

        The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has been no change in such information or in our affairs or the affairs of our affiliates since such dates.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Manager.

i

        Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither we nor our affiliates may purchase any Notes other than pursuant to the applicable Offer until the expiration of 10 business days after the applicable Expiration Time or other date of termination of the applicable Offer.

 SUMMARY TERM SHEET

        This Offer to Purchase contains important information that should be read carefully before any decision is made with respect to the Offers. The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and any amendments or supplements hereto or thereto. Holders are urged to read this Offer to Purchase, as well as documents incorporate by reference, in their entirety. Each of the terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

        If you have questions, please call the Dealer Manager or the Information and Tender Agent at their respective telephone numbers on the back cover of this Offer to Purchase.

Information about the Offers

Who is offering to purchase the Notes?

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  The issuer of the Notes, Assertio Therapeutics, Inc. (formerly known as Depomed, Inc.), a Delaware corporation, is offering to purchase the Notes.

What class of securities is sought in the Offers?

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  We are offering to acquire for cash any and all of our outstanding 2.50% Senior Convertible Notes due 2021 (the "2021 Notes") and any and all of our outstanding 5.00% Senior Convertible Notes due 2024 (the "2024 Notes" and together with the 2021 Notes, the "Notes"). As of the date of this Offer to Purchase, $42,465,000 aggregate principal amount of the 2021 Notes is outstanding and $34,522,000 aggregate principal amount of the 2024 Notes is outstanding.

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  The 2021 Notes were issued pursuant to a base indenture and the first supplemental indenture thereto, each dated as of September 9, 2014, and the second supplemental indenture thereto dated as of August 14, 2018, and the 2024 Notes were issued pursuant to the base indenture, the second supplemental indenture and the third supplemental indenture thereto, dated as of August 13, 2019, each between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). References to the "indenture" for the 2021 Notes mean the base indenture, the first supplemental indenture and the second supplemental indenture, taken together, and references to the "indenture" for the 2024 Notes mean the base indenture, the second supplemental indenture and the third supplemental indenture, taken together.

Why are we making the Offers?

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  We are making the Offers in order to acquire all of the outstanding Notes validly tendered and not validly withdrawn in order to retire the associated debt. All of the Notes validly tendered and accepted for purchase in the Offers will be retired and canceled.

When do the Offers expire?

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  The Offers will expire at 11:59 p.m., New York City time, on April 7, 2020, unless we extend the Offers. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

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  If we are required to make an announcement relating to an extension of the Expiration Time for the Offers, an amendment or termination of the Offers, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Time, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

Under what circumstances can the Offers be extended, amended or terminated?

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  Subject to applicable law, we may extend the Offers, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offers in any respect prior to the Expiration Time. If an Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Offers, see "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

What is the Purchase Price?

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  Each Series of Notes will be purchased at the applicable Purchase Price set forth for each such Series on the cover table of this Offer to Purchase. In addition, Holders will receive accrued and unpaid interest for each Series from the last interest payment date for the applicable Series of Notes to, but not including, the Payment Date, unless the payment date is an interest payment date for such Series of Notes, in which case interest due on the Payment Date will be paid to the persons who were the Holders of such Notes at the close of business on the relevant record date.

When will Holders receive payment for tendered Notes?

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  The Payment Date is expected to occur within three business days following the Expiration Time, assuming the conditions to the Offers have been either satisfied or waived by us at or prior to the Expiration Time.

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  Upon satisfaction or waiver by us of the conditions to the Offers, we will (1) accept for purchase Notes validly tendered, subject to proration and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price will be made with respect to Notes accepted for purchase on the Payment Date, together with accrued and unpaid interest for the applicable Series of Notes to, but not including, the Payment Date.

What will happen to Notes the Company purchases in the Offers?

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  All of the Notes purchased in the Offers will be retired and canceled.

What are the significant conditions to the Offers?

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  Notwithstanding any other provision of the Offers, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Offers is conditioned upon satisfaction or waiver of the general conditions to the Offers described under "Conditions of the Offers; Extension; Amendment; Termination." The conditions to the Offers are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Offers is also waived, at or prior to the Expiration Time. If the Offers are terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Offers are not conditioned upon a minimum amount of

    Notes being tendered. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

Can Holders withdraw tendered Notes?

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  Except to the extent required by applicable law or as provided in this Offer to Purchase, Notes tendered may only be withdrawn, in writing, prior to the Expiration Time. See "The Offers—Withdrawal of Tenders."

What happens to Notes that are not tendered?

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  Notes not tendered or otherwise not purchased pursuant to the Offers will remain outstanding immediately after the completion of the Offers. Following consummation of the Offers, we expect that the aggregate principal amount that remains outstanding of each Series of the Notes will be reduced. This reduction may adversely affect the liquidity of and, consequently, the market price for each Series of the Notes that remain outstanding after consummation of the Offers. The terms and conditions governing each Series of the Notes, including the covenants and other protective provisions contained in the indenture governing each Series of the Notes, will remain unchanged. No amendments to the indenture that governs each Series of the Notes are being sought.

What is the process for tendering Notes?

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  If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Information and Tender Agent must receive, on or prior to the Expiration Time:

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  a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

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  an Agent's Message through DTC's ATOP.

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  We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Offers a number of days before the Expiration Time in order for such entity to tender Notes on your behalf on or prior to the Expiration Time. Tenders not completed prior to 11:59 p.m., New York City time, on April 7, 2020 may be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer).

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  See "The Offers—Procedure for Tendering Notes." For further information, call the Information and Tender Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.

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  By tendering Notes, you are deemed to make certain representations, warranties and undertakings to the Company, the Dealer Manager and the Information and Tender Agent. See "The Offers—Representations, Warranties and Undertakings."

How will we fund the purchase of the Notes in the Offers?

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  We will use existing cash on hand to purchase the Notes. See "Source of Funds."

What are the U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offers?

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  For a summary of certain material U.S. federal income tax considerations of the Offers, see "Certain Material U.S. Federal Income Tax Considerations."

Do Holders have to pay a brokerage commission for tendering the Notes?

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  No brokerage commissions are payable by Holders to the Dealer Manager, the depositary, or the Information and Tender Agent.

Can Holders currently exercise their conversion right in respect of the applicable Series of Notes?

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  Both Series of Notes are considered "out of the money" at this time because the conversion price of each Series is higher than the market price of our common stock as of March 10, 2020.

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  Holders of the 2021 Notes may, if certain conversion are met, convert their Notes at any time at their option prior to the close of business on the business day immediately preceding March 1, 2021 at an initial conversion rate of 51.9852 shares of the Company's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $19.24 per share of the Company's common stock. The conditions to conversion have not been met as of March 10, 2020, and accordingly the 2021 Notes are not currently convertible into shares of our common stock.

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  Holders of the 2024 Notes may convert their Notes at any time at their option prior to the close of business on the business day immediately preceding August 15, 2024 at an initial conversion rate of 323.5198 shares of the Company's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $3.09 per share of the Company's common stock.

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  As of March 10, 2020, the last reported sale price of our common stock on Nasdaq was $0.74 per share.

Is the Company making any recommendation about the Offers?

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  None of us, our Board of Directors, our officers, the Dealer Manager, the Information and Tender Agent or the Trustee, or any of their respective affiliates, is making any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, the current and future value of our common stock, liquidity needs and investment objectives.

Where can Holders get more information regarding the Offers?

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  The Trustee has not been engaged in any role in connection with this Offer to Purchase and disclaims responsibility for the Offer to Purchase or the adequacy or accuracy of the information contained herein.

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  Questions may be directed to the Dealer Manager or the Information and Tender Agent, and additional copies of this Offer to Purchase may be obtained by contacting the Information and Tender Agent, in each case, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

 THE COMPANY

        Assertio Therapeutics, Inc. is a leading diversified, specialty pharmaceutical company focused on distinctive products that offer enhanced therapeutic options for patients in need, while maintaining the highest ethical standards in all our business practices. The Company's current specialty pharmaceuticals business includes CAMBIA®(diclofenac potassium for oral solution), a non-steroidal anti-inflammatory drug for the acute treatment of migraine attacks, acquired by the Company in December 2013, and Zipsor® (diclofenac potassium liquid filled capsules), a non-steroidal anti-inflammatory drug for the treatment of mild to moderate acute pain, acquired by the Company in June 2012; both are marketed in the United States (U.S.).

        Assertio was formerly known as Depomed, Inc. and was originally incorporated in California in August 1995. On August 14, 2018, we reincorporated from California to Delaware and changed our name to Assertio Therapeutics, Inc.

        The address of our website is http://www.assertiotx.com. Our principal executive offices are located at 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045 and our telephone number is (224) 419-7106.

 OFFER AND DISTRIBUTION RESTRICTIONS

        This Offer to Purchase does not constitute an invitation to participate in the Offers in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Company, the Dealer Manager, and the Information and Tender Agent to inform themselves about, and to observe, any such restrictions.

General

        This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Notes (and offers to sell will not be accepted from Holders) in any circumstances in which such offer or solicitation is unlawful.

        Each Holder participating in the Offers will also be deemed to give certain representations in respect of the other jurisdictions referred to above and generally as set out in "The Offers—Procedure for Tendering Notes." Any tender of Notes for purchase pursuant to the Offers from a Holder that is unable to make these representations may be rejected. Each of the Company, the Dealer Manager and the Information and Tender Agent reserves the right, in its absolute discretion (and without prejudice to the relevant Holder's responsibility for the representations made by it), to investigate, in relation to any tender of the Notes for purchase pursuant to the Offers, whether any such representation given by a Holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender of Notes may be rejected.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public from commercial retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov. The filings are also available on the Company's website at http://www.assertiotx.com. The information contained in the Company's website does not constitute a part of this Offer to Purchase.

        The Company is "incorporating by reference" into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the Expiration Time of the Offers will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Expiration Time of the Offers (excluding all or any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act and applicable SEC rules):

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  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 10, 2020; and

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  the Company's Current Reports on Form 8-K filed on January 13, 2020, January 16, 2020, February 7, 2020, February 13, 2020, February 20, 2020 and March 11, 2020.

        We are not incorporating by reference any documents or portions thereof or exhibits thereto specifically listed above that are deemed furnished and not filed with the SEC.

        The Information and Tender Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information and Tender Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

        You may also request a copy of any or all of the documents referred to above that have been or will be incorporated by reference into this Offer to Purchase (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to the Company at 100 South Saunders Road, Suite 300, Lake Forest, Illinois, 60045, and our telephone number is (224) 419-7106.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Statements made in this Offer to Purchase (including documents incorporated by reference) that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

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  our ability to successfully pursue business development, strategic partnerships, and investment opportunities to build and grow for the future;

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  the commercial success and market acceptance of our products;

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  the outcome of our opioid-related investigations, our opioid-related litigation brought by state and local governmental entities and private parties, and our insurance, antitrust and other litigation, and the costs and expenses associated therewith;

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  any additional patent infringement or other litigation, investigation or proceeding that may be instituted related to us or any of our products, product candidates or products we may acquire;

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  our ability to generate sufficient cash flow from our business to make payments on our indebtedness, our ability to restructure or refinance our indebtedness and our compliance with the terms and conditions of the agreements governing our indebtedness;

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  our common stock remaining in compliance with Nasdaq's minimum closing bid requirement of at least $1.00 per share, and the resulting rights of holders of our Notes to require us to repurchase their Notes if our common stock ceases to be listed on the Nasdaq Global Select Market (or certain other U.S. stock exchanges specified in the agreements governing our indebtedness);

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  our and our collaborative partners' compliance or non-compliance with legal and regulatory requirements related to the development or promotion of pharmaceutical products in the U.S.;

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  our plans to acquire, in-license or co-promote other products, and/or acquire companies;

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  the timing and results of our and our collaborative partners' research and development efforts including clinical studies relating to our and our collaborative partners' product candidates;

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  our ability to raise additional capital, if necessary;

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  our ability to successfully develop and execute our sales and marketing strategies;

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  variations in revenues obtained from commercialization and collaborative agreements, including contingent milestone payments, royalties, license fees and other contract revenues, including non-recurring revenues, and the accounting treatment with respect thereto;

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  our collaborative partners' compliance or non-compliance with obligations under our collaboration agreements; and

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  our ability to attract and retain key executive leadership.

        Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in "Item 1A—Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019.

        Except as required by law, we assume no obligation to update any forward looking statement, or to revise any forward looking statement to reflect events or developments occurring after the date of this Offer to Purchase, even if new information becomes available in the future.

 THE OFFERS

Purpose of the Offers

        We are making the Offers to retire the associated debt. We expect to retire and cancel any Notes tendered and purchased pursuant to the Offers. Any Notes that remain outstanding after the Offers will continue to be obligations of the Company, and Holders of those Notes will continue to have all of the rights associated with those Notes. See "Summary of the Offers—Why are we making the Offers?" and "Important Information."

Summary of Important Dates for the Offers

        Please note the following important dates and times relating to the Offers. Each is indicative only and is subject to change as a result of any extension, termination, withdrawal or amendment as set out under "The Offers-Expiration Time; Extension; Termination and Amendment."

        None of the Company, the Dealer Manager, the Information and Tender Agent, the Trustee or their respective affiliates warrants that any or all of the events referred to below will take place as and/or when described including, in particular, in the case of any publications or announcements made through or via DTC or any notifying news service selected by the Company ("Notifying News Service"), nor shall they be liable for any failure of DTC to deliver any notices to direct account holder with DTC who are shown in the records of DTC as being a Holder or Holders or of any Notifying News Service.

        Holders are advised to check with the broker, dealer, bank, custodian, trust company, or other nominee through which they hold their Notes as to the deadlines by which such intermediary would require receipt of instructions from Holders to participate in, or (where permitted) to withdraw their instructions to participate in, the Offers in accordance with the terms and conditions of the Offers as described in the Offer to Purchase in order to meet the deadlines set out below. The deadlines set by any such intermediary and DTC for the submission and (where permitted) withdrawal of offers to sell will be earlier than the relevant deadlines specified below.

Event	Date	Description
Commencement Date	March 11, 2020	The commencement of the Offers.
Expiration Time	11:59 p.m., New York City time, on April 7, 2020	The last time and day for you to tender the Notes pursuant to the Offers, unless the Offers are extended by us in our sole discretion.
Withdrawal Deadline	11:59 p.m., New York City time on April 7, 2020	The last time and day for you to validly withdraw tenders of the Notes.
The Payment Date	Promptly following the Expiration Time
The date on which, upon the terms and subject to the conditions of the Offers, we expect to accept for purchase and pay the Purchase Price, plus accrued and unpaid interest to but excluding the Payment Date, for each Series of Notes that are validly tendered (and not validly withdrawn) pursuant to the Offers prior to the Expiration Time.

        Subject to applicable securities laws and the terms set within this Offer to Purchase, the Company reserves the right, with respect to the Notes, (i) to waive or modify in whole or in part any and all conditions to the Offers, (ii) to extend the Expiration Time and/or the Payment Date of the Offers,

(iii) to modify or terminate the Offers or (iv) to otherwise amend the Offers in any respect. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

        In the event that one or both of the Offers are terminated or otherwise not completed, the Purchase Price relating to the Notes subject to the applicable Offer will not be paid or become payable, without regard to whether Holders have validly tendered their Notes (in which case such tendered Notes will be promptly returned to the Holders).

General Terms

Offers and Purchase Price

        We are offering to purchase for cash, upon the terms and subject to the conditions described in this Offer to Purchase, any and all of the outstanding Notes from the applicable Holders of each Series of Notes, for the applicable Purchase Price set forth on the front cover of this Offer to Purchase. In addition, we will pay accrued and unpaid interest on the purchased Notes from the last interest payment date to, but not including, the Payment Date. If the Payment Date is an interest payment date for a Series of Notes, interest due on the Payment Date will be paid to the persons who were the Holders of such Notes at the close of business on the relevant record date.

        Based on a reasonable inquiry by the Company: (i) none of the Company or its executive officers, directors, subsidiaries or other affiliates, or the directors or officers of such affiliates, has any beneficial interest in the Notes, (ii) the Company will not purchase any Notes from such persons and (iii) during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates, or the directors or officers of such affiliates, has engaged in any transactions in the Notes.

Expiration Time

        The Offers will expire at 11:59 p.m., New York City time, on April 7, 2020, unless we extend the Offer. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

Procedure for Tendering Notes

        A TENDER OF NOTES UNDER THE PROCEDURES DESCRIBED BELOW WILL CONSTITUTE YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE OFFERS. IN ADDITION, BY TENDERING NOTES, THE HOLDER IS DEEMED TO MAKE CERTAIN REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS TO THE COMPANY THE DEALER MANAGER AND THE INFORMATION AND TENDER AGENT. See "The Offers—Representations, Warranties and Undertakings."

        The method of delivery of Notes and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes or transmitting an Agent's Message and, except as otherwise provided herein, delivery will be deemed made only when actually received by the Information and Tender Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE INFORMATION AND TENDER AGENT. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Information and Tender Agent at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. In no event shall the Holder send any documents or Notes to the Company.

Tender of Notes Held Through a Nominee

        To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner's behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's Notes are held in DTC to tender Notes on such beneficial owner's behalf.

Tender of Notes Held Through DTC

        To effectively tender Notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent's Message delivered to the Information and Tender Agent. There is no letter of transmittal for the Offers. Upon receipt of such Holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (defined below) to the Information and Tender Agent for its acceptance. Delivery of tendered Notes must be made to the Information and Tender Agent pursuant to the book-entry delivery procedures set forth below.

        Except as provided below, unless the Notes being tendered are deposited with the Information and Tender Agent at or prior to the Expiration Time (accompanied by a properly transmitted Agent's Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered and accepted Notes will be made only against deposit of the tendered and accepted Notes and delivery of all other required documents.

        In order to validly tender Notes at or prior to the Expiration Time with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent's Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly instruct the Information and Tender Agent to tender Notes at or prior to the Expiration Time as though it were the registered Holder thereof by so transmitting an Agent's Message.

Book-Entry Delivery and Tender of Notes Through ATOP

        Promptly after commencement of the Offers, the Information and Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Offers (to the extent such arrangements have not been made previously by the Information and Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant's DTC account by causing DTC to transfer such Notes into the Information and Tender Agent's account or accounts at DTC in accordance with DTC's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Information and Tender Agent's account at DTC, an Agent's Message (in connection with a book-entry transfer), and any other required documents, must be transmitted to and received by the Information and Tender Agent at or prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Information and Tender Agent. The confirmation of a book-entry transfer into the Information and Tender Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Information and Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer to Purchase and agrees to be bound by the terms and conditions of the Offers as described herein and (3) that the Company may enforce the terms and conditions of the Offer to Purchase against such tendering participant.

        THE NOTES AND THE AGENT'S MESSAGE SHOULD BE SENT ONLY TO THE INFORMATION AND TENDER AGENT, AND NOT TO THE COMPANY OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

General

        Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner's behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.

        The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        Notwithstanding any other provision hereof, payment of the applicable Purchase Price, plus applicable accrued but unpaid interest on the applicable Series of Notes to, but not including the Payment Date, for Notes validly tendered and accepted for purchase pursuant to the Offers will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Time) by the Information and Tender Agent of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Information and Tender Agent's account at DTC, as described above, and, in the case of a book-entry transfer, a properly transmitted Agent's Message.

        The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company's opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offers or any defect or irregularity in the tender of Notes of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offers will be final and binding.

        Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Manager, the Information and Tender Agent or the Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the applicable Purchase Price, plus accrued but unpaid interest to, but excluding, the Payment Date.

No Guaranteed Delivery

        The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the

Holder to take action with respect to the Offers a number of days before the Expiration Time in order for such entity to tender Notes on such Holder's behalf on or prior to the Expiration Time. Tenders not completed prior to 11:59 p.m, New York City time, on April 7, 2020 may be disregarded and of no effect (unless the Offers has been extended and such tenders are completed prior to the expiration of the extended Offers).

        Holders must tender their Notes in accordance with the procedures set forth in this section.

No Appraisal Rights

        There are no appraisal or similar statutory rights available to the Holders in connection with the Offers.

No Alternative, Conditional or Contingent Tenders

        No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Offers. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.

Other Information

        We will only accept tenders of Notes in principal amounts equal to $1,000 or integral multiples thereof. We will not accept any alternative, conditional or contingent tenders.

        The tender of Notes pursuant to the Offers by one of the procedures set forth above will constitute an agreement between the tendering Holder and us in accordance with the terms and subject to the conditions of the Offers. The agreement between the tendering Holder and us will be governed by and construed in accordance with the laws of the State of New York.

Lost or Missing Certificates

        If a Holder wishes to tender Notes pursuant to the Offers, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, the Holder should contact the Trustee of the Notes at The Bank of New York Mellon Trust Company, N.A., 400 South Hope Street, Suite 400, Los Angeles CA 90071, Attention: Corporate Trust Administration, or Global Bondholder Services Corporation, 65 Broadway, Suite 404, New York, New York 10006, Attention: Corporate Actions, about procedures for obtaining replacement certificates for such Notes and arranging for indemnification or any other matter that requires the Trustee to take action.

Representations, Warranties and Undertakings

        A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offers. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting an Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company, the Dealer Manager and the Information and Tender Agent that:

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  the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Offer applicable to its Notes;

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  the Notes are, at the time of acceptance, and will continue to be, until the payment on the Payment Date, or the termination or withdrawal of the Offers, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

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  the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

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  the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

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  the Notes will, on the Payment Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Offers, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

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  the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Dealer Manager, the Information and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

        By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder's waiver of any existing or past defaults or events of default and their consequences in respect of the Notes and the indenture under which such Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes and (4) irrevocably constitutes and appoints the Information and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information and Tender Agent also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Information and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any accrued but unpaid interest, to but excluding the Payment Date, of Notes tendered pursuant to the Offers, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

        By tendering Notes pursuant to the Tender Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Information and Tender Agent, until receipt by the Information and Tender Agent and, in the case of Notes tendered through DTC's ATOP, of a properly transmitted Agent's Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

Withdrawal of Tenders

        Notes tendered pursuant to the Offers may be withdrawn at any time prior to the Expiration Time, but no consideration will be payable in respect of Notes that are validly withdrawn. Tendered Notes may not be withdrawn after the Expiration Time except to the extent that we have not yet accepted them for payment after the expiration of 40 business days (as defined in Rule 13e-4(a)(3) under the Exchange Act) from the commencement of the Offers (the date of this Offer to Purchase).

        For a withdrawal of Notes to be effective, a properly transmitted "Request Message" through ATOP must be timely received by the depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

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  specify (a) the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes or (b) in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant's account number at DTC to be credited with the withdrawn Notes;

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  contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

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  be signed by such participant in the same manner as the participant's name is listed on the applicable Agent's Message or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes.

        Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. Properly withdrawn Notes may, however, be re-tendered by again following one of the procedures described in "The Offers—Procedure for Tendering Notes" above at any time prior to the Expiration Time.

        Withdrawals of Notes can only be accomplished in accordance with the foregoing procedures.

        We will determine all questions as to the form, validity and eligibility (including time of receipt) of any notice of withdrawal of a tender of Notes, and our determination will be final and binding. We reserve the absolute right to reject any and all withdrawals that we determine are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in the withdrawal of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. A waiver of any defect or irregularity with respect to the withdrawal of one note will not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other note. Any defect or irregularity in connection with withdrawals of Notes must be cured within such time as we may determine, unless waived by us. Withdrawals of Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us or our affiliates, the Dealer Manager or the Information and Tender Agent or any of their affiliates, or any other person (including, but not limited to, the Trustee) will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

        If we are delayed in our acceptance for purchase of, or payment for, any Notes or are unable to accept for purchase or pay for any Notes pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, but subject to applicable law, tendered Notes may be retained by the Information and Tender Agent on our behalf and may not be validly withdrawn, subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offers).

Conditions of the Offers; Extension; Amendment; Termination

        The Offers are not subject to a financing condition. Our obligation to accept, and pay for, Notes validly tendered and not validly withdrawn is conditioned upon the satisfaction of certain other general conditions, which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and prior to the Payment Date:

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  there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offers or the purchase of Notes pursuant to the Offers (the "Purchase") by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which:

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  challenges the making of the Offers or the Purchase or, in our reasonable judgment, might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offers or the Purchase or otherwise adversely affect in any material manner the Offers or the Purchase, or

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  in our reasonable judgment, will, or is reasonably likely to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or materially impair our contemplated benefits of the Offers or the Purchase;

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  there shall have occurred or be reasonably likely to occur any event affecting the business or financial condition or results of our operations that, in our reasonable judgment:

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  would or might prohibit, prevent, restrict or delay consummation of the Offers or the Purchase, or

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  will, or is reasonably likely to, materially impair our contemplated benefits of the Offers or the Purchase;

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  there shall have occurred, in each case in our reasonable judgment:

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  any general suspension of or limitation on trading in securities in the United States financial markets (whether or not mandatory),

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  any significant adverse change in the price of any Series of the Notes,

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  a material impairment in the trading market for our securities,

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  a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory),

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  any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States,

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  a commencement of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States,

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  any significant adverse change in United States financial markets generally,

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  any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would or might materially impair our contemplated benefits of the Offers or the Purchase or in the case of any of the foregoing existing at the time of the commencement of the Offers, an acceleration or worsening thereof; or

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  the Trustee shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offers or the Purchase or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offers or in accepting any Notes tendered for Purchase.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (other than any action or omission to act by us) and the general conditions may be waived by us in whole or in part at any time and from time to time prior to the Payment Date in our sole discretion. If any condition to the Offers is not satisfied or waived (with respect to the general conditions only) by us prior to the Payment Date, we reserve the right (but shall not be obligated), subject to applicable law, to:

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  terminate one or more of the Offers and return the Notes tendered pursuant to such Offers to the tendering Holders or their designee;

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  waive all unsatisfied general conditions and accept for payment and purchase all Notes that are validly tendered (and not validly withdrawn) pursuant to the Offers prior to the Expiration Time;

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  extend the Expiration Time for any or all of the Offers and retain the Notes that have already been tendered pursuant to such Offers during the period for which such Offers are extended; or

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  amend any or all of the Offers in any respect.

        We expressly reserve the right, in our sole discretion, at any time or from time to time, regardless of whether or not the conditions set forth above for the Offers shall have been satisfied, subject to applicable law, to extend the Expiration Time for any or all of the Offers or amend any or all of the Offers in any respect, in each case by giving written or oral notice of such extension, amendment or termination to the Tender Agent.

        There can be no assurance that we will exercise our right to extend the Expiration Time for any or all of the Offers. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or as otherwise required by law.

        If we make a material change in the terms of any Offer or the information concerning any Offer or waive a condition of the Offers that results in a material change to the circumstances of the Offers, we will disseminate additional tender offer materials and extend the Offers (including the time within which to withdraw tenders) to the extent required by applicable law. In the event that we either (a) reduce the principal amount of Notes subject to the Offers or (b) reduce or increase the Purchase Price for any Series of Notes, we will extend the Offers as required by Rule 14e-1 and Rule 13e-4(g) under the Exchange Act.

        If we terminate any Offer without purchasing any Notes tendered pursuant to such Offer, we will promptly return the Notes tendered pursuant to such Offer to the tendering Holders or the designees.

Acceptance for Payment and Payment

        On the terms and subject to the conditions of the Offers, we will accept for payment all Notes that are validly tendered and not validly withdrawn pursuant to the Offers unless the Offers are terminated prior to the Payment Date. For purposes of the Offers, we will be deemed to have accepted for payment tendered Notes if, as and when we give oral or written notice to the Tender Agent of our acceptance for payment of such Notes. The Tender Agent will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to the tendering Holders.

        We will pay the applicable Purchase Price, plus applicable accrued and unpaid interest up to, but not including, the Payment Date, for Notes accepted for purchase pursuant to the Offers by depositing same-day funds with the Tender Agent, or upon their direction, with DTC, on the Payment Date, which is expected to be promptly following the Expiration Time. Under no circumstances will any additional interest be payable by us because of any delay in the transmission of funds from the Tender Agent or DTC to the tendering Holders.

        We reserve the right to transfer or assign, in whole or in part at any time or from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offers, but any such transfer or assignment will not relieve us of our obligations under the Offers or prejudice the rights of tendering Holders to receive payment pursuant to the Offers.

        We expressly reserve the right, in our sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of a tender offer) to delay acceptance for payment of or payment for Notes if any of the conditions to the Offers shall not have been satisfied or waived (with respect to the general conditions only), or in order to comply, in whole or in part, with any applicable law. We also expressly reserve our right, subject to applicable law, to terminate any or all of Offers at any time.

        Tendering Holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Notes by us pursuant to the Offers. If, however, the Purchase Price is to be paid to, or if Notes not tendered or not accepted for payment are to be registered in the name of, any person other than the tendering Holder, the amount of any transfer taxes (whether imposed on such Holder or such other person) payable on account of the transfer to such person will be deducted from the applicable Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. If Notes are held by a custodian, Holders should contact the custodian to determine whether the custodian will charge a fee for tendering Notes on behalf of the Holder. We will pay all fees and expenses of the Dealer Manager and the Information and Tender Agent, in connection with the Offers subject to the terms of our respective agreements to engage the Dealer Manager and the Information and Tender Agent. See "Dealer Manager; Information and Tender Agent."

        If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Offers, such Notes (a) will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes promptly following the Expiration Time or the termination of the applicable Offer(s) or (b) if the Holder of record holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder's tendered Notes are accepted).

Determination of Validity of Tender and Other Matters

        All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or for which the acceptance for payment or payment may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offers or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. A waiver of any defect or irregularity with respect to the tender of one Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Note. Any defect or irregularity in connection with tenders of Notes must be cured within such time as we may determine, unless waived by us in our sole discretion. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. Our interpretation of the terms and conditions of the Offers will be final and binding. Neither we nor our affiliates, nor the Dealer Manager or the Information and Tender Agent, or any of their affiliates, nor any other person (including, but not limited to, the Trustee) will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

 SOURCE OF FUNDS

        The total amount of funds required to purchase all of the outstanding Notes is $76,602,065, plus accrued and unpaid interest up to, but not including the Payment Date (the "Total Purchase Price"). We intend to fund the Total Purchase Price with cash on hand.

        Acceptance and settlement of the Notes tendered pursuant to the Offers is conditioned upon the satisfaction or waiver of the general conditions to the Offers described under "The Offers—Conditions of the Offers; Extension; Amendment; Termination." Subject to Rule 14e-1(c) under the Exchange Act, if the conditions to consummation of the Offers are not satisfied or waived by us on or prior to the Expiration Time, we will not be required to accept for purchase, or pay for, any Notes tendered pursuant to the Offers.

        If the conditions to consummation of the Offers are satisfied and we otherwise wish to make material changes to the information previously disclosed, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

 INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

        The following table lists the names of all directors and executive officers of the Company. The business address of and phone number of the Company and of each of the persons listed in the table below is c/o Assertio Therapeutics, Inc., 100 South Saunders Road, Suite 300, Lake Forest, Illinois, 60045, and (224) 419-7106.

Name	Position
James P. Fogarty	Chairman of the Board
Arthur J. Higgins	President and Chief Executive Officer and Director
William T. McKee	Director
James L. Tyree	Director
Karen A. Dawes	Director
Peter D. Staple	Director
Heather L. Mason	Director
James J. Galeota, Jr.	Director
David Wheadon	Director
Mark D. Booth	Senior Vice President and Chief Commercial Officer
Stanley Bukofzer	Senior Vice President, Chief Scientific & Technical Officer
Dan A. Peisert	Senior Vice President and Chief Financial Officer

        On February 19, 2020, pursuant to privately negotiated purchase agreements, the Company repurchased approximately $188 million aggregate principal amount of Notes for a cash payment of $995 per $1,000 principal amount, plus accrued but unpaid interest to, but excluding the settlement date.

        To the Company's knowledge, based on reasonable inquiry, neither the Company nor any of our officers, directors or affiliates of the foregoing has any beneficial interest in any outstanding Notes. To the Company's knowledge, the Company will not acquire any Notes from any of its executive officers, directors or affiliates of the foregoing pursuant to the Offers.

        No affiliate or associate or majority-owned subsidiary of the Company and, to the Company's knowledge, no director or executive officer of any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

 MARKET AND TRADING INFORMATION

        The Notes are not listed on any national or regional securities exchange or reported on any national quotation system. To the extent the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volumes and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

        Our common stock into which the Notes are convertible are traded on Nasdaq under the symbol "ASRT". The following table sets forth, for the quarterly periods indicated, the high and low sales prices for our common stock as reported on Nasdaq.

	High	Low
Fiscal Year 2020
First Quarter (through March 10, 2020(1))	$1.71	$0.74
Fiscal Year 2019
Fourth Quarter	$1.69	$0.6829
Third Quarter	$3.57	$1.23
Second Quarter	$5.76	$2.88
First Quarter	$5.09	$3.57
Fiscal Year 2018
Fourth Quarter	$6.07	$3.37
Third Quarter	$9.48	$5.72
Second Quarter	$7.755	$5.88
First Quarter	$8.69	$6.01
Fiscal Year 2017
Fourth Quarter	$9.11	$4.31
Third Quarter	$11.24	$5.581
Second Quarter	$13.9	$9.38
First Quarter	$21.38	$12.55

(1)
On March 10, 2020, the last reported sale price of our common stock on Nasdaq was $0.74 per share.

        Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the applicable Offer until the expiration of 10 business days after the applicable Expiration Time or other date of termination of the applicable Offer.

        The closing price of our common stock on The Nasdaq Stock Market on March 10, 2020 was $0.74 per share. As of March 2, 2020, there were approximately 81,288,229 million shares of our common stock outstanding.

        We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.

 CERTAIN SIGNIFICANT CONSEQUENCES

        In deciding whether to participate in the Offers, each Holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Limited Trading Market

        To the extent that Notes are tendered and accepted in the Offers, the trading market for Notes that remain outstanding following consummation of the Offers will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Notes may be affected adversely to the extent that the Notes tendered and purchased pursuant to the Offers reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected.

        Holders of untendered or unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offers. The extent of the public market for the Notes following consummation of the Offers would depend upon the number of Holders holding Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Withdrawal Rights

        Notes tendered in the Offers may only be withdrawn, in writing, prior to the Expiration Time (11:59 p.m., New York City time, on April 7, 2020, unless we extend or earlier terminate the Offers). Holders should not tender any Notes that they do not wish to be accepted for purchase.

Treatment of Notes Not Tendered in the Offer; Conversion Rights

        Notes not tendered and purchased in the Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indentures for each Series of Notes, will remain unchanged. No amendments to the indentures for each Series of Notes are being sought.

        From time to time after completion of the Offers, the Company and/or its affiliates may purchase additional Notes through additional offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offers. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Offers until 10 business days after the Expiration Time (or any earlier date and time of termination) of the Offers.

        Otherwise, Holders will only have the right to hold the Notes in accordance with their terms or convert their common stock into at the then applicable conversion rate. Both Series of Notes are currently considered "out of the money."

        Holders of the 2021 Notes may, if certain conversion are met, convert their Notes at any time at their option prior to the close of business on the business day immediately preceding March 1, 2021 at an initial conversion rate of 51.9852 shares of the Company's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $19.24 per share of the Company's common stock. The conditions to conversion have not been met as of March 10, 2020, and accordingly the 2021 Notes are not currently convertible into shares of our common stock.

        Holders of the 2024 Notes may convert their notes at any time at their option prior to the close of business on the business day immediately preceding August 15, 2024 at an initial conversion rate of 323.5198 shares of the Company's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $3.09 per share of the Company's common stock.

 CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations of the sale of Notes pursuant to the Offers. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions in effect as of the date hereof. These authorities may be repealed, revoked or modified (possibly with retroactive effect), or could be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed herein. This discussion assumes that the Notes are held as "capital assets" within the meaning of section 1221 of the Code (generally, property held for investment). We have not obtained, and do not intend to obtain, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to the U.S. federal income tax consequences described herein. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court would not sustain any challenge by the IRS.

        This discussion is general in nature and does not cover all aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of that beneficial owner's particular investment or other circumstances. This discussion does not address all aspects of U.S. federal income taxation, including consequences under the alternative minimum tax or the Medicare tax on net investment income, and does not address federal tax considerations other than income tax considerations (such as estate and gift tax considerations) or any state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, banks, dealers in securities or currencies, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, investors that hold the Notes as part of "straddles," hedging transactions, conversion transactions or other risk reduction transaction for U.S. federal income tax purposes, as part of a "synthetic security" or other integrated financial transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, government agencies or instrumentalities, hybrid entities, real estate investment trusts, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, U.S. Holders (as defined herein) holding the Notes in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, U.S. Holders whose functional currency is not the U.S. dollar, "controlled foreign corporations", "passive foreign investment companies" and regulated investment companies or shareholders of such corporations, partnerships or other pass-through entities or arrangements, corporations that accumulate earnings to avoid U.S. federal income tax, persons required under section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements, persons who own or have owned, actually or constructively, in excess of 5% of any class of our stock, the 2021 Notes or the 2024 Notes, or, other than as specifically discussed below, a person who received its Notes in exchange for other securities of the Company or other non-cash consideration, including persons who received 2024 Notes in exchange for 2021 Notes pursuant to the Exchange Agreement entered into between certain beneficial owners of 2021 Notes and the Company, dated as of August 8, 2019 (the "Exchange"), (which person may be required to determine its tax basis, holding period, market discount, acquisition premium, or amortizable bond premium with respect to its Notes in a manner different from the manner described below)). Such persons should consult their own tax advisors regarding the U.S. federal income tax consequences resulting from the combination of such tender and purchase.

        As used herein, the term "U.S. Holder" means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation for U.S. federal income tax purposes that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (as defined in the Code) have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. As used herein, a "Non-U.S. Holder" means a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and any partner in any such entity or arrangement that participates in the Offers will depend on the status of the partner and the activities of the partner and the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Offers.

        THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFERS,

        INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL INCOME, ESTATE OR GIFT TAX, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

U.S. Holders

Sale of the Notes Pursuant to the Offers

        A sale of Notes by a U.S. Holder pursuant to the Offers will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on such sale of a Note equal to the difference between (1) the amount of cash received for such Note (other than the portion of such amount that is properly allocable to accrued but unpaid interest, which amounts will be treated as ordinary interest income to the extent not previously included in income) and (2) the U.S. Holder's adjusted tax basis for such Note at the time of sale. Generally, a U.S. Holder's adjusted tax basis for a Note will be equal to the price paid for the Note by such U.S. Holder, increased by the amount of original issue discount ("OID") that has previously been taken into income by the U.S. Holder with respect to the Note (net of any offsets for "acquisition premium" allocable to such OID, as determined under Section 1272(a)(7) of the Code), increased by the amount of any market discount that has previously been taken into income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by any amortizable bond premium previously deducted with respect to the Note. Amortizable bond premium is generally defined as the excess, if any, of a U.S. Holder's tax basis in the Note immediately after its acquisition by such U.S. Holder (reduced by an amount equal to the value of the conversion option) over the stated principal amount of the Note. A U.S. Holder generally will have acquisition premium if acquired a Note for an amount greater than the "adjusted issue price," but less than or equal to the stated principal amount, of the Note at the time of purchase. A U.S. Holder should consult its own tax advisor with respect to the calculation of its tax basis in a Note. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder's holding period for the Note is more than one year. The deductibility of capital losses may be subject to limitations.

        Any amount attributable to accrued but unpaid interest will be treated as ordinary income for U.S. federal income tax purposes when accrued or received (to the extent it was not previously included in income) in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

        In general, except as provided herein, a sale by a U.S. Holder of 2024 Notes that were received in exchange for 2021 Notes in the Exchange ("2024 Exchange Notes") will be treated in the manner set forth above. If the Exchange were treated as a recapitalization for U.S. federal income tax purposes and the 2024 Exchange Notes were considered "securities" for U.S. federal income tax purposes, a U.S. Holder's tax basis in the 2024 Exchange Notes (other than any 2024 Exchange Notes attributable to accrued but unpaid interest on an exchanged 2021 Note) immediately after the Exchange would generally have been determined on a carryover basis by reference to a portion of the U.S. Holder's adjusted basis in the exchanged 2021 Notes (potentially increased by any or a portion of the gain recognized in the Exchange and decreased by any or a portion of the "boot" received in the Exchange). A 2024 Exchange Note may have been treated as having been issued with OID (if the stated principal amount of such Notes exceeded their issue price by more than a de minimis amount) or amortizable bond premium (if the U.S. Holder's tax basis in such Notes immediately after their acquisition (reduced by an amount equal to the value of the conversion option) exceeded their stated principal amount). In addition, a U.S. Holder that acquired the 2021 Notes at a market discount may also be treated as having market discount on the 2024 Exchange Notes. A U.S. Holder's holding period for a 2024 Exchange Note (other than any 2024 Note attributable to accrued but unpaid interest on an exchanged 2021 Note) may include the period in which the U.S. Holder held the exchanged 2021 Notes. If the Exchange were not treated as a recapitalization for U.S. federal income tax purposes or the 2024 Exchange Notes were not considered "securities" for U.S. federal income tax purposes, a U.S. Holder's basis in the 2024 Exchange Notes would likely be equal to their issue price and the 2024 Exchange Notes would generally have a holding period commencing on the date immediately after the Exchange. The discussion above is a general summary of certain of the U.S. federal income tax consequences that may arise as a result of a sale by a U.S. Holder of 2024 Exchange Notes pursuant to the Offer. It does not purport to address all U.S. federal income tax consequences that result from such sale, including all such consequences that arise as a result of such U.S. Holder tendering 2024 Notes that were received in the Exchange. U.S. Holders that tender 2024 Exchange Notes pursuant to the Offers are strongly urged to consult their tax advisors regarding the tax treatment of participating in the Offers.

Market Discount

        Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be treated as purchased at a market discount if the Note was acquired after its original issuance and the stated principal amount of the Note, or in the case of a Note treated as issued with OID, the "revised issue price" of such Note, exceeded the amount for which the U.S. Holder purchased the Note by at least 0.25 percent of the Note's adjusted issue price multiplied by the number of complete years from the date acquired by the U.S. Holder to the Note's maturity. Market discount accrues on a straight-line basis, unless such U.S. Holder elected to accrue the market discount on a constant-yield method. For this purpose, the "revised issue price" of a Note treated as issued with OID generally equals its issue price, increased by the amount of any OID that has accrued on the Note and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments. The U.S. federal income tax rules regarding market discount are complex. U.S. Holders who acquired the Notes other than in the initial offering of the Notes should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Non-U.S. Holders

Sale of the Notes Pursuant to the Offers

        Subject to the discussions below concerning accrued interest and OID, FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized or payments received in redemption of the tendered Notes from the Company unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

  •
  the Company is or has been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of your holding period and the 5-year period ending on the date of disposition of the Notes.

        A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

        With respect to the third bullet point above, we believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we were to be treated as a USRPHC at any time prior to the settlement of the Offers, gain recognized by a Non-U.S. Holder upon a sale of the Notes pursuant to the Offers may be subject to tax in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless certain requirements for applicable exceptions were satisfied.

Accrued interest and OID

        Subject to the discussions below concerning FATCA and backup withholding, any amount received by a Non-U.S. Holder that is attributable to accrued interest or accrued OID that is not effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" related to us through actual or constructive stock ownership; and

  •
  the Non-U.S. Holder properly certifies the Non-U.S. Holder's non-U.S. status on IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form, or holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued but unpaid interest or OID paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest or OID as a result of an applicable tax treaty and the Non-U.S. Holder timely provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E claiming such reduction in or exemption from withholding tax or (2) such interest or OID is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) and the Non-U.S. Holder timely provides the applicable withholding agent with a properly executed IRS Form W-8ECI, certifying that interest or OID paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any effectively connected interest generally will be subject to U.S. federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and may be subject to an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) in the case of a Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes).

        Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding

        Payments of proceeds of the sale of Notes (including any consideration attributable to accrued but unpaid interest) by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. Backup withholding may apply to these payments if (i) the U.S. Holder fails to provide an accurate taxpayer identification number ("TIN"), fails to establish its exempt status or fails to comply with applicable certification requirements, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain U.S. Holders are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

        Payments of proceeds of the sale of Notes to a Non-U.S. Holder pursuant to the Offers that are attributable to accrued but unpaid interest, and amounts withheld from such payments, if any, generally will be reported to the IRS and to such Non-U.S. Holder. If payments of proceeds of the sale of Notes to a Non-U.S. Holder pursuant to the Offers are effected through a non-U.S. (and non-U.S. related) broker or financial institution, such proceeds generally will not be subject to the backup withholding and related information reporting rules that apply to payments to certain U.S. Holders; provided that the proceeds are paid to the Non-U.S. Holder outside the United States. Information reporting, and possibly backup withholding, may apply to payments of proceeds received with respect to the sale of Notes pursuant to the Offers if the Notes are held by a Non-U.S. Holder through a U.S. (or U.S. related) broker or financial institution and the Non-U.S. Holder fails to provide a certification of such Holder's non-U.S. status under penalties of perjury or otherwise establish an exemption. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Each Non-U.S. Holder can establish an exemption from backup withholding by providing a properly completed IRS Form W-8BEN, W-8BEN-E or other Form W-8 appropriate to the Non-U.S. Holder's circumstances.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a tendering Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such holder to a refund provided that the required information is timely filed with the IRS.

        Tendering Holders should consult their tax advisers regarding the application of backup withholding and information reporting rules.

FATCA

        Under sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA"), withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% U.S. federal withholding tax may be imposed on payments of U.S. source interest or OID from the disposition of U.S. obligations to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States, it must, among other things, identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of notes on or after January 1, 2019, recently proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Although these recent Treasury regulations are not final, Holders generally may rely on them until final U.S. Treasury regulations are issued.

        You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your sale of Notes pursuant to the Offers.

Consequences to Non-Tendering Holders

        The Offers should not generate any U.S. federal income tax consequences to Holders of the Notes that do not participate in the Offers, including (i) any Holders that tender Notes and withdraw from the Offers at or prior to the Expiration Time and (ii) all Holders, if the conditions to the Offers are not satisfied or waived, as described in "The Offers—Conditions of the Offers; Extension; Amendment; Termination", and such Holders would continue to have the same tax basis, adjusted issue price, holding period, market discount (if any), acquisition premium (if any) and amortizable bond premium (if any) with respect to the retained Notes.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE OFFER.

 DEALER MANAGER; INFORMATION AND TENDER AGENT

        We have retained SunTrust Robinson Humphrey, Inc. to act as the Dealer Manager and Global Bondholder Services Corporation to act as Information and Tender Agent in connection with the Offers. In its role as Dealer Manager, SunTrust Robinson Humphrey, Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offers to those that it contacts or persons that contact it. We have agreed to pay the Dealer Manager and the Information and Tender Agent customary fees for their services in connection with the Offers. We have also agreed to indemnify them against certain liabilities, including liabilities under the U.S. federal securities laws. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager and the Information and Tender Agent, in connection with the solicitation of tenders of Notes pursuant to the Offers. We will, however, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this document and related materials to their clients.

        The Dealer Manager and/or its affiliates may participate in the Offers to the extent that any of the Notes held or beneficially owned by them are validly and not validly withdrawn tendered and accepted by us for purchase pursuant to the Offers. At any given time, the Dealer Manager may trade in the Notes or other of our or our affiliates' securities for their own account or for the accounts of their customers, and accordingly, may hold a long or a short position in the Notes or such other securities of the Company.

        The Dealer Manager or its affiliates have provided other investment and commercial banking and financial advisory services to us and our affiliates. The Dealer Manager and its affiliates may in the future provide various investment and commercial banking and other services to us and our affiliates for which they would receive customary compensation.

        None of the Dealer Manager or the Information and Tender Agent assumes any responsibility for the accuracy or completeness of the information contained in this document or for our failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

        In connection with the Offers, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit tenders of Notes by use of the mail, personally or by telephone.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        You may read and copy any document we file with the SEC at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). In addition, we maintain a website that contains information about the Company at http://www.assertiotx.com. Information on or accessible through our website is not a part of and is not incorporated by reference into this Offer to Purchase. These documents contain important information about us and we urge you to obtain copies and review them carefully.

        We have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offers. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        Any questions or requests for assistance may be directed to the Dealer Manager or the Information and Tender Agent at their respective addresses and telephone numbers as set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase or related documents may be directed to the Information and Tender Agent. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

        Any questions or requests for assistance may be directed to the Dealer Manager or the Information and Tender Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase or related documents may be directed to the Information and Tender Agent. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information and Tender Agent for the Offers is:

Global Bondholder Services Corporation
65 Broadway—Suite 404
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free (866)-807-2200

By facsimile:
(For Eligible Institutions only):
(212) 430-3775/3779

Confirmation:
(212) 430-3774

Email: contact@gbsc-usa.com

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 404 New York, NY 10006	65 Broadway—Suite 404 New York, NY 10006	65 Broadway—Suite 404 New York, NY 10006

The Dealer Manager for the Offers is:

SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road NE
Atlanta, GA 30326
Attn: STRH Equity-Linked Capital
Call Toll Free:
(404) 926-5675

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  Exhibit (a)(1)
The Dealer Manager for the Offers is: SunTrust Robinson Humphrey, Inc. March 11, 2020
IMPORTANT INFORMATION
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE COMPANY
OFFER AND DISTRIBUTION RESTRICTIONS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERS
SOURCE OF FUNDS
INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES
MARKET AND TRADING INFORMATION
CERTAIN SIGNIFICANT CONSEQUENCES
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
DEALER MANAGER; INFORMATION AND TENDER AGENT
WHERE YOU CAN FIND ADDITIONAL INFORMATION